FIRST TRUST EXCHANGE-TRADED FUND VII
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187



                               September 19, 2013



VIA EDGAR CORRESPONDENCE
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Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



     Re:   First Trust Global Tactical Commodity Strategy Fund (the "Fund")
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Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund VII (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-184918), filed on September 17, 2013, so that the same may become effective at 10:00 a.m., Eastern Time on October 2, 2013, or as soon thereafter as practicable.

                                          Very truly yours,

                                          First Trust Exchange-Traded Fund VII


                                          By: /s/ W. Scott Jardine
                                              --------------------------------
                                              W. Scott Jardine, Secretary



                                          First Trust Portfolios L.P.


                                          By: /s/ W. Scott Jardine
                                              --------------------------------
                                              W. Scott Jardine, Secretary